EXHIBIT 99.1

Tactile Systems Technology, Inc. Reports Preliminary Full Year and Fourth Quarter 2019 Revenue Results; Introduces Full Year 2020 Financial Outlook; Announces CEO Intends to Retire in 2020

2019 Revenue Increased 31% Year-Over-Year; Fourth Quarter Revenue Increased 21% to 22% Year-Over-Year

MINNEAPOLIS, MN, January 13, 2020 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today reported preliminary revenue results for the full year and fourth quarter ended December 31, 2019, introduced revenue expectations for the twelve months ended December 31, 2020 and announced that Gerald R. Mattys has communicated his intention to retire as Chief Executive Officer of the Company in 2020. The Board of Directors has initiated a process to identify a successor for Mr. Mattys and has engaged an executive search firm to support the search. Mr. Mattys plans to continue as the Chief Executive Officer until his successor has started and will assist in ensuring a successful transition.

Preliminary Full Year 2019 Revenue Summary:

•	Full year 2019 total revenue is expected to be in the range of $188.4 million to $188.8 million, representing growth of approximately 31% year-over-year. The adoption of new lease accounting standards is expected to contribute 3.5 percentage points of the year-over-year increase in 2019 total revenue.

•	Full year 2019 revenue is expected to be comprised of:

o	Flexitouch system revenue in the range of $170.5 million to $170.9 million, representing growth of approximately 29% year-over-year

o	Entre and Actitouch systems revenue of approximately $17.9 million, representing growth of approximately 52% year-over-year

Preliminary Fourth Quarter 2019 Revenue Summary:

•	Fourth quarter 2019 total revenue is expected to be in the range of $56.0 million to $56.4 million, representing growth of approximately 21% to 22% year-over-year. The adoption of new lease accounting standards is not expected to contribute to the year-over-year increase in fourth quarter 2019 total revenue.

•	Fourth quarter 2019 revenue is expected to be comprised of:

o	Flexitouch system revenue in the range of $50.7 million to $51.1 million, representing growth of approximately 19% to 20% year-over-year

o	Entre and Actitouch systems revenue of approximately $5.3 million, representing growth of approximately 41% year-over-year

2020 Financial Outlook:

•	For 2020, the Company expects revenue in the range of $227.5 million to $230.5 million, representing growth of 21% to 22% year-over-year, compared to the expected full year 2019 revenue range of $188.4 million to $188.8 million.

•	Pursuant to the Company’s adoption of ASU No. 2016-02, “Leases” (ASC 842), full year 2019 revenue includes approximately $5.0 million of rental revenue related to rental agreements commencing prior to December 31, 2018 which were recognized as month-to-month operating leases in 2019 and will not contribute to the Company’s revenue results going forward. Excluding this contribution to full year 2019 revenue related to the Company’s adoption of ASC 842, the 2020 revenue range reflects year-over-year growth of approximately 24% to 25% on an operational basis.

“We are pleased to report impressive performance during the fourth quarter, which resulted in expected revenue growth of 21% to 22% year-over-year,” said Gerald R. Mattys, Chief Executive Officer of Tactile Medical. “Our solid execution during the fourth quarter enabled us to bring 2019 to a strong close, with improved profitability and expected full year 2019 revenue growth of approximately 31% driven by investments in the field sales team, solid market adoption of the Flexitouch Plus system, a targeting strategy focused on the most productive accounts in the lymphedema market and the broad in-network coverage we have obtained with commercial payers. As we enter 2020, we remain focused on expanding our share of the $4+ billion U.S. market in lymphedema and chronic venous insufficiency and believe we are poised to deliver another year of 20% plus revenue growth and improved profitability.”

Mr. Mattys continued: “After a 38-year career in the healthcare industry, I am announcing my intention to retire in 2020. It has been the highlight of my career to lead Tactile Medical for the last 15 years, and I’m proud of what we have achieved for the benefit of our patients, customers and shareholders alike. With an exceptional team in place and impressive long-term growth prospects, I believe Tactile Medical is well-positioned for future success and I look forward to continuing to execute our strategy this year alongside our senior leadership until my successor is in place.”

“On behalf of the Board of Directors, I would like to thank Jerry for the many accomplishments made possible during his tenure as CEO,” said Peter H. Soderberg, Chairman of the Company’s Board of Directors. “Under his leadership, Tactile Medical established itself as the leading provider of medical devices for the U.S. lymphedema market, achieved a track record of impressive financial performance and created significant value for shareholders. Jerry is committed to ensuring a successful transition as we identify and on-board the best candidate to lead the Company during its next phase of growth. The Board has engaged a national search firm to assist us in the search process.”

The financial information in this release is preliminary and subject to completion of the Company’s year-end financial reporting processes and audit. Tactile Medical intends to report its full year and fourth quarter 2019 financial results in February and will provide the anticipated report date in a subsequent press release.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “plans,” “look forward” or “commit” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; the Company’s Chief Executive Officer transition, including disruptions and uncertainties related thereto, the Company’s ability to appoint a successor with the desired level of experience and expertise in a timely matter, the potential impact on the Company’s business and future strategic direction resulting from the transition to a new Chief Executive Officer and the Company’s ability to retain other key members of senior management; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of non-GAAP revenue, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP revenue in this release represents revenue less operating lease revenue that was recognized in fiscal 2019 in connection with the Company’s adoption of ASC 842. Reconciliations of revenue to non-GAAP revenue, and related growth rates, are included in this press release.

Non-GAAP revenue is presented because the Company believes it is a useful indicator of its operating performance. The operating lease revenue excluded from 2019 revenue in the adjustment was related to rental agreements commencing prior to December 31, 2018, which were recognized as month-to-month operating leases in 2019 and will not contribute to the Company’s revenue results beginning in 2020. Management uses non-GAAP revenue principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes non-GAAP revenue is useful to its management and investors as a measure of comparative operating performance from period to period.

Non-GAAP revenue is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, revenue, as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. Management primarily relies on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of non-GAAP revenue is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com

Tactile Systems Technology, Inc.

Reconciliation of Expected 2019 Revenue to Expected 2019 Non-GAAP Revenue

PRELIMINARY

(Unaudited)

	2019
	Reported			Expected

(Dollars in millions)	Q1	Q2	Q3	Q4		Total
				Low	High	Low	High
Revenue
Sales revenue	$30.8	$38.8	$42.9	$49.5	$49.8	$162.0	$162.3
Rental revenue
Sales-type lease revenue	4.0	5.0	6.1	6.3	6.4	21.4	21.5
Operating lease revenue(1)	2.8	1.4	0.6	0.2	0.2	5.0	5.0
Total rental revenue	6.8	6.4	6.7	6.5	6.6	26.4	26.5
Total revenue	37.6	45.2	49.6	56.0	56.4	188.4	188.8
Less: Operating lease revenue(1)	(2.8)	(1.4)	(0.6)	(0.2)	(0.2)	(5.0)	(5.0)
Total non-GAAP revenue	$34.8	$43.8	$49.0	$55.8	$56.2	$183.4	$183.8

(1) The operating lease revenue excluded from 2019 revenue in the adjustment was related to rental agreements commencing prior to December 31, 2018, which were recognized as month-to-month operating leases in 2019 and will not contribute to the Company’s revenue results beginning in 2020.

Tactile Systems Technology, Inc.

Reconciliation of Expected 2020 Growth Rates

PRELIMINARY

(Unaudited)

	Expected Year Ended		Projected Year Ended
(Dollars in millions)	December 31, 2019		December 31, 2020		Increase
	Low	High	Low	High	Low	High
Revenue
Sales revenue	$162.0	$162.3
Rental revenue
Sales-type lease revenue	21.4	21.5
Operating lease revenue(1)	5.0	5.0
Total rental revenue	26.4	26.5

Total revenue	188.4	188.8	$227.5	$230.5	21%	22%
Less: Operating lease revenue(1)	(5.0)	(5.0)	N/A	N/A	3%	3%
Total non-GAAP revenue	$183.4	$183.8	$227.5	$230.5	24%	25%

(1) The operating lease revenue excluded from 2019 revenue in the adjustment was related to rental agreements commencing prior to December 31, 2018, which were recognized as month-to-month operating leases in 2019 and will not contribute to the Company’s revenue results beginning in 2020.